Exhibit 10.5
October 7, 2005
Mr. Joseph E. Scalzo
397 Fox Hill Road
Westwood, MA 02090
Dear Joe:
I am pleased to offer you the position of President and Chief Executive Officer of WhiteWave Foods. This position will report directly to me. We are delighted that you share our passion for this organization and its tremendous potential. I look forward to having you join our team as soon as possible after you complete your existing commitments.
Here are the specifics of your offer:
Base Salary
You will be paid $23,076.92 on a bi-weekly basis, which equates to an annual salary of $600,000. Your salary will be reviewed annually by our Compensation Committee.
Signing Bonus
You will receive a one-time signing bonus of $200,000.00, less payroll taxes, within 30 days of employment. Please note, should you voluntarily leave WhiteWave Foods without good reason during your first year of employment, you will be responsible for reimbursing WhiteWave Foods on a pro-rata gross share (n/12 based on number of months worked) of the one-time signing bonus you receive.
Annual Bonus Opportunity
As President of WhiteWave Foods, you will be eligible to earn an annual bonus with a target amount equal to 80% of your annualized salary, subject to the achievement of certain operating targets for the group. You can earn up to 200% of your targeted bonus if operating targets are exceeded. For 2005, this bonus will be paid on a pro-rata basis for the number of months employed.
Stock Options
At hire, you will be granted options to purchase 245,000 shares of Dean Foods common stock, subject to approval by the Compensation Committee of the Board of Directors. The exercise price of the options will be the closing price of a share of Dean Foods stock on the date preceding the date of grant. The options will vest in equal installments over a period of three (3) years, beginning on the first anniversary date of the grant. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future, commencing in January 2007. The amount and nature of future long term incentive awards will be determined by the Board of Directors.

Mr. Joseph Scalzo
October 7, 2005

Management Deferred Compensation Plan
You will be eligible to participate in the Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30 — 45 days after your start date.
Vacation Benefits
You will be granted five (5) weeks vacation. Unused vacation is not carried forward from year to year.
COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, WhiteWave Foods will pay your COBRA premiums (minus your normal WhiteWave Foods contribution) until you become eligible for WhiteWave Foods benefits (approximately 60 days following hire).
Benefits Plan Reference
Attached to this letter is an overview of Dean Foods’ Health Benefits, savings and 401k programs, and all other benefits. If you have questions regarding these programs or eligibility, please call Robby Dunn at 214-303-3557.
Relocation Benefits
WhiteWave Foods wants your move to Colorado to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. The policy describing these benefits is enclosed. In addition, we will arrange for the purchase of your home through our relocation agency if your home is not sold within 6 months. The specifics of this arrangement are as follows:
If you select the Quantum Home Sale Program, you will need to choose two independent appraisers from a designated list that is provided to you by Quantum Relocation. The average of the two (2) appraisals will determine the appraised value of your home. If the two appraisals vary by more than 10%, a third appraisal will be required and all three appraisals will be averaged to determine the appraised value. Once the average has been determined, Quantum Relocation Services will present you with an offer. You may take up to 60 days to accept or reject the offer, while marketing the property for sale.
A general home inspection of your home is required. Should your home need repairs, it will be your responsibility to have all necessary repairs corrected before Quantum Relocation Services will acquire the home. If the necessary repairs are not corrected, the cost of the repairs will be deducted from your equity payment.
Once your home has passed necessary inspections and the appraised value offer has been accepted, your home will be placed into the Quantum Relocation Service inventory. Closing on your home buy-out will be agreed upon and your equity funded within 48 hours after closing.

Mr. Joseph Scalzo
October 7, 2005

Insider Trading
As an executive officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.
Severance
If your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result of death, disability, your voluntary termination for good reason, or your involuntary termination without cause (as defined below), you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation. In addition, you will receive a lump sum severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay.
The term “cause” shall mean: (a) your conviction of any crime deemed by the company to make your continued employment untenable; (b) any act of gross negligence or willful misconduct in the conduct of your employment; (c) your committing any act of dishonesty whether relating to the company or any of its affiliates, its employees, agents or otherwise; or (d) your failure to comply with the Company’s Code of Ethics, or any conduct which brings the Company or any of its affiliates into disrepute, in each case as determined by the Board of Directors.
The term “good reason” shall have the meaning given such term under the Change in Control Agreement referenced below.
Non Qualifying Termination
In the event that your employment with WhiteWave Foods is terminated either for cause or by you voluntarily and without good reason, no severance payment will be made. If your employment is terminated either for cause or by you voluntarily and without good reason, all unvested stock option and other equity grants made to you and your rights thereunder will be automatically terminated.
Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement. Enclosed are two copies for your signature.

Mr. Joseph Scalzo
October 7, 2005

In addition, if it is necessary for you to obtain legal representation or to bring any legal proceeding in order to enforce your rights under the Change in Control Agreement, the Company will pay all legal fees incurred by you in connection with such action.
New Hire Processes
You are required to comply with the Dean Foods Code of Ethics as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment begins and periodically thereafter.
Your position also requires that you sign a Non-Competition Agreement. Enclosed are two copies for your signature.
Conclusion
Joe, I am delighted at the prospect of you joining WhiteWave Foods. I am confident that you share our vision and standards, embody our values and beliefs, and will make a profound contribution to our company. We are very eager for you to begin to exert your leadership.

Best regards, Gregg L. Engles

Agreed and accepted:

/s/ Joseph E. Scalzo
Joseph E. Scalzo

/s/ October 7, 2005
Date